Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 1 to Form S-4 on Form S-8 to the Registration Statement (No. 333-185318) of Leucadia National Corporation and the Form S-8 (No. 33-63418) of Jefferies Group LLC (successor to Jefferies Group, Inc.) (“Jefferies”) of our report dated January 28, 2013 relating to the consolidated financial statements of Jefferies and the effectiveness of Jefferies’ internal control over financial reporting, appearing in the Annual Report on Form 10-K of Jefferies for the year ended November 30, 2012.

/s/ Deloitte & Touche LLP
New York, New York

March 1, 2013